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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Koch Pipeline Company, LP.
   Koch Industries, Inc.
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   (Last)               (First)                 (Middle)

    4111 East 37th Street North
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                                    (Street)

    Wichita,                       Kansas                       67220
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   (City)                           (State)                       (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   12/1/98

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   EOTT Energy Partners, L.P. (NYSE:  EOT)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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   Common Units                          2,000,000                   See(1) on            See (1) on
                                                                     the next Page        the next Page
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*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct     6. Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)     (Instr. 5)
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Subordinated Units       (2)        (2)              Common Units          2,000,000     (3)            See (1)        See (1)
                                                                                                        below          below
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Explanation of Responses:
(1)  The Common Units and the Subordinated Units are owned by Koch Pipeline Company, L.P., which is indirectly owned 100% by
     Koch Inudstries, Inc.
(2)  The Subordinated Units are convertible into Common Units at any time after the expiration of the Subordination Period.
(3)  The Subordinated Units are convertible into Common Units on a one-for-one basis.

KOCH PIPELINE COMPANY, LP

By:  /s/ A.L. Botterweck                                    December 10, 1998
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 **Signature of Reporting Person                                  Date



KOCH INDUSTRIES, INC.

By:  /s/ C.J. Nelson                                        December 10, 1998
---------------------------------------------            ---------------------
**Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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